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                                                                    EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report on the financial statements of PMT Services, Inc. for the three years ended July 31, 1997 dated September 23, 1997, except as to Note 3 which describes the pooling of interests with MBN National, Inc. which is as of May 14, 1998 appearing on page 1 of Item 7(a)(1) of the Current Report on Form 8-K dated July 20, 1998. We also consent to the application of such report to the Financial Statement Schedules for the three years ended July 31, 1997 which appear on page 35 of such Current Report on Form 8-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ PRICEWATERHOUSECOOPERS LLP


Nashville, Tennessee
July 21, 1998